Exhibit 23.7

Consent of Marek Nowak
I hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to my name and the information derived from, the technical report titled “Independent Technical Report for the Hollister Gold Project, Nevada, USA” dated October 25, 2016, effective May 30, 2016 (the “Technical Report”).
I also consent to the incorporation by reference in Klondex Mines Ltd.’s Registration Statement on Form S-8 (No. 333-215156), of references to my name and the information derived from the Technical Report, which are included in the Annual Report on Form 10-K.

Dated: March 23, 2017

/s/ Marek Nowak, P.Eng.